EXHIBIT 99.1

[AMERICAN PACIFIC CORPORATION NAME AND LOGO]

Contact: John R. Gibson — Chairman, President and CEO — 702/735-2200

FOR IMMEDIATE RELEASE

AMERICAN PACIFIC EXECUTIVE APPOINTMENT –
SETH VAN VOORHEES TO SUCCEED DAVID KEYS AS CFO

LAS VEGAS, NEVADA, March 12, 2004 — American Pacific Corporation (NASDAQ: APFC) today announced that its Chief Financial Officer, Executive Vice President, Secretary and Treasurer, David N. Keys, has resigned as an officer and director to pursue personal business interests. The company also announced today that it has named Seth Van Voorhees, a long-time financial advisor to the company, to replace Mr. Keys as CFO, effective immediately.

“On behalf of the company, I want to thank David for his services as CFO,” said John R. Gibson, Chairman, President and CEO of American Pacific. Mr. Gibson comments that, “David has been an energetic member of our executive team and we wish him the best.”

The new CFO, Mr. Van Voorhees, has held over the past 15 years various investment banking positions specializing in the chemical and advanced materials industries while employed at Merrill Lynch, PaineWebber/UBS Warburg, Wasserstein Perella and most recently, Young & Partners.

Mr. Van Voorhees holds a Ph.D. in chemistry from the University of Pennsylvania and an MBA in finance from Columbia University.

“Seth brings a complementary skill set to American Pacific both on the financial and industry sides,” commented Mr. Gibson. “American Pacific has successfully worked with Seth in the past. We are confident in his ability to oversee the financial affairs of American Pacific,” stated Mr. Gibson.

American Pacific Corporation is a specialty chemical company that produces products used primarily in space flight and defense systems, automotive airbag safety systems, fire extinguishment systems and explosives. The company also designs and manufactures environmental protection products and is involved in real estate development.